Exhibit 99.1

Filed by GigOptix, Inc.

Pursuant to Rule 425 Under the Securities Act of 1933

and Deemed Filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Endwave Corporation

Commission File: 000-31635

GigOptix Reports First Quarter 2011 Financial Results

Product Revenue Increases 7 Percent Sequentially

PALO ALTO, CA (May 16, 2011) GigOptix, Inc. (OTCBB: GGOX), a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G optical networks, today announced its financial results for the first quarter ended April 3, 2011.

First Quarter and Recent Highlights:

•	Reported total revenue of $7.7 million, comprised of a record $7.1 million of product revenue and $0.6 million of government contract revenue;
•	Increased product revenue by 7 percent sequentially and 37 percent year over year;
•	Announced agreement to acquire Endwave Corporation, a leading provider of high frequency RF solutions and semiconductor products, which is expected to close in June 2011;
•	Demonstrated the first production 40G DPSK Thin Film Polymer on Silicon (TFPS™) Mach-Zehnder Modulator (MZM) and 100G quad MZM driver at the Optical Fiber Conference (OFC);
•	Started production shipments of its 40G DPSK TFPS MZM for evaluation by large Tier 1 telecom customers;
•	Secured additional $750,000 order from Tier 1 telecom customer for 100G high performance MZM driver for use in 100G DWDM networking systems; and
•	Announced design wins for both the 40G Transimpedance Amplifier (TIA) and the 100G MZM driver devices at a number of new Tier 1 customers.

Management Commentary

Dr. Avi Katz, Chairman of the Board and Chief Executive Officer of GigOptix, commented, “Our first quarter results reflect another record quarter of product revenue with 7 percent sequential growth that exceeded our guidance of 5 percent. As we guided last quarter, our government contract revenue declined this quarter due to the fact that the 2011 earmarked contract revenues had not yet been released by the government for use by the companies that were granted the earmarks late last year. We continue to work diligently with the government to release our $4 million 2011 earmarked projects and hope to reach a resolution in the near future. Product revenue was primarily driven by increasing customer demand for our high speed fiber optic communication electronic devices. During the quarter, we continued to build momentum for our 40G TIAs and 100G MZM optical driver devices by securing design wins at a number of Tier 1 customers and we were pleased to announce a $750,000 purchase order for our 100G quad driver, which we expect to ship in the second and third quarters of 2011, and started shipments of the first-ever TFPS modulators, initially with the 40G DPSK TFPS MZMs for evaluation by large number of Tier 1 telecom customers. Looking forward, we aim to continue capitalizing on the industry’s accelerating adoption of higher speed next generation networking solutions with our broad and growing portfolio of industry proven 40G and 100G solutions.

“During the quarter, we also announced an agreement to merge with Endwave Corporation, a leader in high frequency Point-to-Point (PTP) radio communication systems. We continue making progress toward our goal of closing the transaction in the second quarter of 2011. As I have mentioned in prior updates, we anticipate that this merger will yield a number of strategic synergies positioning GigOptix as a comprehensive one-stop supplier to an expanded Tier 1 customer base for all high frequency wireless and high speed optical communication needs. First, the products of both companies serve the increasing demand by consumers for more bandwidth and enhanced connectivity. Both GigOptix’s high speed optical communication systems and Endwave’s high frequency wireless PTP radio solutions are highly complementary and will provide common Tier 1 telecom OEM customers with a more complete end-to-end data connectivity solution. Second, both companies utilize similar semiconductor technologies, design techniques and product architectures to implement their high frequency high speed solutions. Our combined engineering expertise will better enable us to provide industry leading high speed and high frequency RF solutions to serve customers’ growing needs for faster solutions in both wireless mobile backhaul and optical networks. Third, both GigOptix and Endwave share many of the same large telecom OEM customers, enabling the combined company to leverage established customer relationships of each respective company, strengthening its position with all of its networking customers.

“Lastly, it is our expectation that this merger will strengthen our balance sheet and is expected to result in estimated consolidated cash and liquid investments of approximately $16 million upon the transaction close, providing a solid financial platform for future growth. Based on our estimates, we believe the merger will also generate significant cost savings, including notable manufacturing cost efficiencies as well as operational cost savings. Our goal is to close the merger transaction in the second quarter of this year, and we anticipate a majority of the operational integration process to be complete early in the third quarter.

“Another positive development for the Company since the quarter closed was our settlement agreement with the trustees of the DBSI Liquidating Trust and DBSI Estate Litigation Trust. As a result of this settlement, all disputes have been resolved and the trustees agreed to release all claims against GigOptix, its subsidiaries, directors and employees. As part of the settlement, the trustees also agreed to cancel and return its original GigOptix common stock warrants in exchange for two replacement warrants, both of which are not exercisable for a period of six months from the date of issuance. We believe that this settlement was in the best interest of GigOptix and its shareholders in that it prevented any additional legal expenses and the unnecessary use of management’s time associated with a potentially lengthy litigation. I am very pleased to have resolved this issue on a non-cash basis, which allows us to preserve our existing capital and focus our resources on driving growth and expanding our business.”

First Quarter Results

First quarter revenue totaled $7.7 million, comprised of a quarterly record of $7.1 million in product revenue and $0.6 in government contract revenue. Product revenue of $7.1 million increased 7 percent sequentially; exceeding the Company’s previously provided guidance of 5 percent. Government contract revenue decreased sequentially due to the suspension of a number of federal earmarks by the U.S. Congress in the fall of 2010. Total revenue for the first quarter of 2011 increased 45 percent over the $5.3 million in the first quarter of 2010 and decreased 6 percent compared to the $8.1 million in the fourth quarter of 2010, due to the $0.9 million reduction in government contract revenue from the fourth quarter of 2010.

Gross profit on a GAAP basis for the first quarter of 2011 was $3.8 million, an increase of 49 percent compared to a gross profit of $2.6 million for the same period in 2010 and compares to $4.4 million in the fourth quarter of 2010. GAAP gross margin for the period was 50 percent, compared to 49 percent during the first quarter of 2010 and 55 percent for the fourth quarter of 2010. Non-GAAP gross profit was $3.9 million, compared to $2.7 million in the first quarter of 2010 and to $4.5 million in the fourth quarter of 2010. Non-GAAP gross margin was 51 percent during the first quarter of 2011, compared to 52 percent for the same period last year and 56 percent for the fourth quarter of 2010. The reduction in the gross profit is attributed to the decline in the government contract revenue in the first quarter of 2011.

Total operating expenses on a GAAP basis for the first quarter of 2011 were $7.2 million, compared with $4.6 million for the first quarter of 2010 and $4.5 million for the fourth quarter of 2010. The change is driven primarily by a onetime cash charge of $1.1 million related to the Endwave acquisition, the onetime non-cash charge of $1.1 million related to the issuance of warrants in conjunction with the Company’s settlement of the DBSI matter, and the non-cash charge of $0.7 million of stock-based compensation expense.

GAAP net loss for the first quarter of 2011 was $3.4 million, or ($0.28) per share, on approximately 12.3 million shares. This compares to a net loss of $2.2 million, or ($0.23) per share, on approximately 9.3 million shares for the first quarter of 2010 and a net loss of $0.4 million, or ($0.03) per share, on approximately 12.2 million shares for the fourth quarter of 2010. The non-GAAP net loss for the first quarter of 2011 was $0.4 million, or ($0.03) per share, based on 12.3 million shares, compared to a non-GAAP net loss of $1.1 million for the same period in 2010 and non-GAAP net income of $0.6 million for the fourth quarter of 2010. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Adjusted EBITDA for the first quarter of 2011 was income of $45,000, compared to a loss of $0.4 million for the first quarter of 2010 and income of $1.2 million for the fourth quarter of 2010, and was the result of numerous onetime events, as specified above. Please see the table below for a reconciliation of GAAP results to Adjusted EBITDA.

As of April 3, 2011, GigOptix had approximately $4.1 million in cash and investments, compared to $4.5 million for the period ended December 31, 2010. The decrease is offset by a $0.4 million decrease in our line of credit with Silicon Valley Bank, and is attributed primarily to the one-time expenses related to the acquisition of Endwave.

Business Outlook

Jeff Parsons, GigOptix’s Acting Chief Financial Officer, commented, “The achievement of record product revenue during the first quarter is directly attributable to successful execution on our business initiatives as we continued to focus on product development for the high growth 40G and 100G markets. For the second quarter, we anticipate product revenue to increase by approximately 5 percent sequentially. In terms of our government contract revenue, we continue to aggressively lobby the U.S. Congress to reinstate the federal support of our On-Chip Integrated Photonic Polymer Transceiver program. At this time, we are unable to determine whether our efforts will be successful and so our revenue outlook for government contracts is difficult to forecast. We will therefore not be providing guidance on this segment, and we will provide updates to our stockholders as they become available. Looking forward, we are focused on continuing to grow our product revenue as we build on the momentum from our 40G and 100G products and leverage our leadership position as the industry’s only pure play semiconductor provider of high speed communication components and sub-assemblies to drive additional growth.”

Financial Results Webcast / Conference Call

GigOptix will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the first quarter 2011 financial results and the business outlook. Investors and other interested parties may access the call by dialing 1-866-314-4483 in the U.S. (1-617-213-8049 outside of the U.S.) and entering the pass code 34395564 at least 10 minutes prior to the start of the call. The conference call replay will be available subsequent to the company’s filing of the conference call transcript on Form 425 with the Securities and Exchange Commission on Tuesday, May 17, 2011 and until midnight Eastern Time on May 19, 2011. The replay dial-in number is 1-888-286-8010, and the pass code is 54004469. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the company’s website at http://www.GigOptix.com.

About GigOptix, Inc.

GigOptix is a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G fiber-optic telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and receiver amplifiers for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Consumer, Industrial, Defense & Avionics industries. Additional information about the company can be accessed from the company’s web site at www.gigoptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement and our statements under the heading “Business Outlook”. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: factors that may affect the closing or results of GigOptix’s merger with Endwave, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Important Additional Information

This communication shall not constitute an offer of any securities for sale. In connection with the proposed transaction, GigOptix filed with the Securities and Exchange Commission (the “SEC”), and the SEC declared effective on May 13, 2011, a Registration Statement on Form S-4 that includes a proxy statement of Endwave and a prospectus of GigOptix. The definitive proxy statement/prospectus has been mailed to stockholders of Endwave. GigOptix and Endwave urge investors and security holders to read the proxy statement/prospectus regarding the proposed transaction because it will contain important information about the proposed transaction. You may obtain a free copy of the proxy statement/prospectus and other related documents filed by GigOptix and Endwave with the SEC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus and other documents filed by GigOptix or Endwave with the SEC relating to the proposed transaction may also be obtained for free by accessing GigOptix’s web site at www.gigoptix.com by clicking on the link for “Investor”, then clicking on the link for “SEC Filings”, or by accessing Endwave’s web site at www.endwave.com and clicking on the “Company” link and then clicking on the link for “SEC Filings” underneath the heading “Investor Relations”.

Participants in the Merger

GigOptix, Endwave and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Endwave stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Endwave stockholders in connection with the proposed transaction, including the interests of such participants in the proposed transaction, will be set forth in the definitive proxy statement/prospectus. You can find information about GigOptix’s executive officers and directors in GigOptix’s definitive proxy statement filed with the SEC on October 28, 2010. You can find information about Endwave’s executive officers and directors in Endwave’s definitive proxy statement filed with the SEC on June 11, 2010. You can obtain free copies of these documents from the sources indicated above. You may obtain additional information regarding the direct and indirect interests of GigOptix, Endwave and their respective executive officers and directors in the merger by reading the definitive proxy statement/prospectus regarding the merger.

Investors should review these financial results and business information in conjunction with the more comprehensive information regarding the Company’s results of operations and financial condition included in its Form 10-K, which was filed with the SEC on March 2, 2011 and its Form 10-Q filed with the SEC on May 16, 2011.

(Financial Tables to follow)

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	April 3, 2011%		April 4, 2010%
Revenue
Product	$7,052	92%	$5,134	97%
Government contract	610	8%	139	3%

Total revenue	7,662	100%	5,273	100%
Cost of revenue
Product	3,651	48%	2,601	49%
Government Contract	180	2%	94	2%

Total cost of revenue	3,831	50%	2,695	51%

Gross profit (loss)	3,831	50%	2,578	49%

Research and development expense	2,390	31%	2,080	39%
Selling, general and administrative expense	2,623	34%	2,134	40%
Restructuring expense	—	0%	428	8%
Merger related expense	1,107	14%	—	0%
Shareholder settlement expense	1,064	14%	—	0%

Total operating expenses	7,184	94%	4,642	88%

Loss from operations	(3,353)	-44%	(2,064)	-39%

Interest expense	(96)	-1%	(110)	-2%
Other income (expense)	12	0%	(13)	0%

Loss before provision for income taxes	(3,437)	-45%	(2,187)	-41%
Provision for income taxes	5	0%	—	0%

Net loss	(3,442)	-45%	(2,187)	-41%

Net loss per share—basic and diluted	$(0.28)		$(0.23)

Weighted average number of shares used in per share calculations—basic and diluted	12,255		9,307

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 3, 2011	December 31, 2010	Net Change
			$	%
ASSETS
Current assets:
Cash and cash equivalents	$4,137	$4,502	$(365)	(8%)
Accounts receivable, net	5,251	5,366	(115)	(2%)
Inventories	1,649	1,609	40	2%
Prepaid and other current assets	414	405	9	2%

Total current assets	11,451	11,882	(431)	(4%)
Property and equipment, net	3,406	3,717	(311)	(8%)
Intangible assets, net	3,697	3,861	(164)	(4%)
Goodwill	7,407	7,407	—	0%
Restricted cash	256	356	(100)	(28%)
Other assets	595	653	(58)	(9%)

Total assets	$26,812	$27,876	$(1,064)	(4%)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,896	$2,960	$(64)	(2%)
Accrued and other current liabilities	5,593	4,823	770	16%
Line of credit	2,780	3,226	(446)	(14%)

Total current liabilities	11,269	11,009	260	2%
Pension liabilities	215	211	4	2%
Other long-term liabilities	1,212	1,266	(54)	(4%)

Total liabilities	12,696	12,486	210	2%
Stockholders’ Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of April 3, 2011; 12,326,451 and 12,210,264 issued and outstanding as of April 3, 2011 and December 31, 2010, respectively.
Common stock, $0.001 par value	12	12	—	0%
Additional paid-in capital	90,795	88,553	2,242	3%
Accumulated deficit	(76,795)	(73,353)	(3,442)	5%
Accumulated other comprehensive income	104	178	(74)	(42%)

Total stockholders' equity	14,116	15,390	(1,274)	(8%)

Total liabilities and stockholders' equity	$26,812	$27,876	$(1,064)	(4%)

GIGOPTIX, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three months ended,
	April 3,	April 4,
	2011	2010
GAAP—Total cost of revenue	$3,831	$2,695
Stock based compensation	(14)	(1)
Amortization of intangible assets	(65)	(144)
Merger related costs	(7)	—

Non-GAAP total cost of revenue	$3,745	$2,550

GAAP—gross profit (loss)	$3,831	$2,578
Stock based compensation	14	1
Amortization of intangible assets	65	144
Merger related costs	7	—

Non-GAAP gross profit	$3,917	$2,723

GAAP—Operating expenses	$7,184	$4,642
Stock based compensation	(662)	(303)
Amortization of intangible assets	(98)	(94)
Restructuring expense	—	(428)
Acquisition related compensation charge	—	(150)
DBSI settlement-valuation of warrants	(1,064)	—
Merger related costs	(1,107)	—

Non-GAAP operating expenses	$4,253	$3,667

GAAP—Loss from operations	$(3,353)	$(2,064)
Stock based compensation	676	304
Amortization of intangible assets	163	238
Restructuring expense	—	428
Acquisition related compensation charge	—	150
DBSI settlement-valuation of warrants	1,064	—
Merger related costs	1,114	—

Non-GAAP income (loss) from operations	$(336)	$(944)

GAAP—net loss	$(3,442)	$(2,187)
Stock based compensation	676	304
Amortization of intangible assets	163	238
Restructuring expense	—	428
Acquisition related compensation charge	—	150
DBSI settlement-valuation of warrants	1,064	—
Merger related costs	1,114	—

Non-GAAP net income (loss)	$(425)	$(1,067)

Adjusted EBITDA reconciliation:
Loss from operations	$(3,353)	$(2,064)
Restructuring expense	—	428
DBSI settlement-valuation of warrants	1,064	—
Merger related costs	1,114	—
Depreciation and amortization	544	973
Stock based compensation	676	304

Adjusted EBITDA	$45	$(359)

Shares Outstanding	12255	9307
Per share amounts
Non-GAAP	(0.03)	(0.11)
Adjusted EBITDA	0.00	(0.04)

GIGOPTIX, INC.

NOTES TO NON-GAAP FINANCIAL MEASURES

To supplement our financial results on a GAAP basis, we use non-GAAP measures indicated in the tables which we believe provide a more comprehensive understanding of the various factors and trends that affect our business. We believe that these non-GAAP financial measures reflect an additional and useful way to understand our business. Our non-GAAP financial measures are not intended as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and may be dependent on market forces.

•	Restructuring expense.

Restructuring charges primarily relate to activities taken by management to make changes to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures as they are not considered core activities and have not historically occurred.

•	Acquisition-related compensation charge.

As a result of the acquisition of Helix Semiconductor, the Company is required to pay compensation expense, which is contingent on the employment retention of certain key employees established in accordance with the terms of the acquisition.

•	Amortization of acquired intangible assets.

Amortization of acquired intangible assets consists of the amortization of assets acquired in the acquisition of Helix Semiconductor and ChipX and the merger with Lumera Corporation, such as customer relationships, backlog, existing technology, and patents.

Media Contact:

GigOptix, Inc.

Parker Martineau

Corporate Communications Manager

650-424-1937

pmartineau@gigoptix.com

Investor Contact:

Shelton Group Investor Relations

Leanne Sievers, EVP

949-224-3874

lsievers@sheltongroup.com